UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Filed by a Party other than the Registrant  ☐

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

UNITED COMMUNITY BANKS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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March 24, 2005

Dear Shareholder:

     I am pleased to announce our 2005 Annual Meeting of Shareholders of United Community Banks, Inc. will be held on Wednesday, April 27, 2005 at Brasstown Valley Resort in Young Harris, Georgia at 2:00 p.m. I invite each of you to attend the meeting to learn of the progress United Community Banks has made during the last year. You will have the opportunity to gather with many of our employees who work for you every day providing the highest level of customer service in the banking industry.

     Enclosed with this letter is the proxy statement, proxy card, 2004 annual report to shareholders and 2004 Form 10-K filed with the Securities and Exchange Commission. The proxy statement contains information about actions to be taken at the meeting. We encourage you to take a few minutes to review the proxy statement so you will be aware of the matters to be considered at the meeting on April 27.

     As a shareholder, your vote counts! It is important that you please take a moment to complete and return your proxy card in the envelope provided.

     I hope you will be able to attend the meeting on April 27 at Brasstown Valley Resort. It will be my pleasure to visit with you and to let you know first hand how important you are to United Community Banks. On behalf of the directors, management, and employees, I want you to know how much I appreciate the support, confidence, and trust you have placed in our company.

Sincerely,

Jimmy C. Tallent,
President and Chief Executive Officer

Enclosures

63 HIGHWAY 515
BLAIRSVILLE, GEORGIA 30514-0398

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be Held on April 27, 2005

     The Annual Meeting of Shareholders of United Community Banks, Inc. will be held on April 27, 2005 at 2:00 p.m. at Brasstown Valley Resort, Young Harris, Georgia, for the following purposes:

1.	To elect eleven directors to constitute the Board of Directors to serve until the next annual meeting and until their successors are elected and qualified.

2.	To consider and act upon any other matters that may properly come before the meeting and any adjournment thereof.

     Only shareholders of record at the close of business on March 9, 2005 will be entitled to notice of, and to vote at, the meeting. A proxy statement and a proxy solicited by the Board of Directors are enclosed herewith. Please sign, date, and return the proxy promptly in the enclosed business reply envelope. If you attend the meeting you may, if you wish, withdraw your proxy and vote in person.

By Order of the Board of Directors,

Jimmy C. Tallent,
President and Chief Executive Officer

March 24, 2005

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE
COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT YOUR VOTE
MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND.

i

ii

March 24, 2005

63 HIGHWAY 515
BLAIRSVILLE, GEORGIA 30514-0398

PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of United Community Banks, Inc. for use at the 2005 Annual Meeting of Shareholders to be held on Wednesday, April 27, 2005 at 2:00 p.m., at Brasstown Valley Resort, Young Harris, Georgia, and at any adjournments or postponements of the annual meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

     At the annual meeting, shareholders will act upon the matters set forth in the accompanying notice of meeting, including the election of eleven directors, and any other matters that may properly come before the meeting.

Who is entitled to vote?

     All shareholders of record of United’s common stock at the close of business on March 9, 2005, which is referred to as the record date, are entitled to receive notice of the annual meeting and to vote the shares of common stock held by them on the record date. Each outstanding share of common stock entitles its holder to cast one vote for each matter to be voted upon.

How do I vote?

     If you hold your shares of common stock in your own name as a holder of record, you may vote in person at the annual meeting or instruct the proxy holders named in the enclosed proxy card how to vote your shares by marking, signing, dating and returning the proxy card in the postage-paid envelope that we have provided to you.

     If your shares of common stock are held by a broker, bank or other nominee (i.e., in “street name”), you will receive instructions from your nominee which you must follow in order to have your shares voted.

     Proxies that are executed, but do not contain any specific instructions, will be voted “FOR” the proposals specified herein.

What are the quorum and voting requirements?

     The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the annual meeting. As of the record date, there were 38,232,414 shares of common stock outstanding and entitled to vote at the annual meeting.

     The required vote for each item of business at the annual meeting is as follows:

•	For the election of directors, those nominees receiving the greatest number of votes at the annual meeting, assuming a quorum is present, shall be deemed elected, even though the nominees may not receive a majority of the votes cast.

•	For any other business at the annual meeting, the vote of a majority of the shares voted on the matter, assuming a quorum is present, shall be the act of the shareholders on that matter, unless the vote of a greater number is required by law.

How are votes counted?

     Abstentions and “broker non-votes” will be counted only for purposes of establishing a quorum, but will not otherwise affect the vote. “Broker non-votes” are proxies received from brokers or other nominees holding shares on behalf of their clients (in “street name”) who have not been given specific voting instructions from their clients with respect to non-routine matters. However, typically the election of directors is considered a routine matter by brokers and other nominees allowing them to have discretionary voting power to vote such shares for the election of directors.

     Because directors are elected by a plurality of the votes cast, the directors that get the most votes will be elected even if such votes do no constitute a majority. Directors cannot be voted “against” and votes to “withhold authority” to vote for a certain nominee will have no effect if the nominee receives a plurality of the votes cast. For all other proposals that come before the meeting, you may vote “for” or “against” the proposal.

     If you hold your shares of common stock in your own name as a holder of record, and you fail to vote your shares, either in person or by proxy, the votes represented by your shares will be excluded entirely from the vote.

Will other matters be voted on at the annual meeting?

     We are not aware of any other matters to be presented at the annual meeting other than those described in this proxy statement. If any other matters not described in the proxy statement are properly presented at the meeting, proxies will be voted in accordance with the best judgment of the proxy holders.

Can I revoke my proxy instructions?

     You may revoke your proxy by:

•	filing a written revocation with the Secretary of United at the following address: P.O. Box 398, Blairsville, Georgia 30514;

•	filing a duly executed proxy bearing a later date; or

•	appearing in person and electing to vote by ballot at the annual meeting.

     Any shareholder of record as of the record date attending the annual meeting may vote in person by ballot whether or not a proxy has been previously given, but the presence (without further action) of a shareholder at the annual meeting will not constitute revocation of a previously given proxy.

What other information should I review before voting?

     The 2004 annual report to shareholders and the annual report on Form 10-K filed with the Securities and Exchange Commission, including financial statements for the year ended December 31, 2004, is included with this proxy statement. The annual report is not part of the proxy solicitation material. An additional copy of our annual report on Form 10-K may be obtained without charge by:

•	accessing United’s web site at ucbi.com;

•	writing to the Secretary of United at the following address: P.O. Box 398, Blairsville, Georgia 30514; or

•	accessing the EDGAR database at the SEC’s website at www.sec.gov.

     You may also obtain copies of our Form 10-K from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the SEC’s public reference rooms.

ELECTION OF DIRECTORS

Introduction

     The Bylaws of United provide that the number of directors may range from eight to fourteen. The Board of Directors of United has set the number of directors at eleven. The number of directors may be increased or decreased from time to time by the Board of Directors by resolution, but no decrease shall have the effect of shortening the term of an incumbent director. The terms of office for directors continue until the next annual meeting and until their successors are elected and qualified.

     Each proxy executed and returned by a shareholder will be voted as specified thereon by the shareholder. If no specification is made, the proxy will be voted for the election of the nominees named below to constitute the entire Board of Directors. If any nominee withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by the Board of Directors as a substitute nominee, but in no event will the proxy be voted for more than eleven nominees. Management of United has no reason to believe that any nominee will not serve if elected. All of the nominees are currently directors of United.

     Directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in an election at a meeting at which a quorum is present. A quorum is present when the holders of a majority of the shares outstanding on the record date are present at a meeting in person or by proxy. An abstention or a broker non-vote would be included in determining whether a quorum is present at a meeting, but would not have an effect on the outcome of a vote.

Information Regarding Nominees for Director

     The following information has been furnished by the respective nominees for director as of March 1, 2005. Except as otherwise indicated, each nominee has been or was engaged in his present or last principal employment, in the same or a similar position, for more than five years.

Name (Age)	Information About Nominee	Director Since
Jimmy C. Tallent (52)	President and Chief Executive Officer of United	1988

Robert L. Head, Jr. (65)	Chairman of the Board of Directors of United; Owner of Head Construction Company and Head-Westgate Corp., commercial construction companies, Blairsville, Georgia	1988

W. C. Nelson, Jr. (61)	Vice Chairman of the Board of United; Owner of Nelson Tractor Company, Blairsville, Georgia	1988

A. William Bennett (63)	Partner in Bennett, Davidson & Associates, LLP, Certified Public Accountants, Washington, Georgia	2003

Robert H. Blalock (57)	Owner of Blalock Insurance Agency, Inc., Clayton, Georgia	2000

Guy W. Freeman (68)	Executive Vice President of Banking of United	2001

Thomas C. Gilliland (57)	Executive Vice President, Secretary and General Counsel of United	1992

Charles E. Hill (67)	Retired Director of Pharmacy at Union General Hospital, Blairsville, Georgia	1988

Hoyt O. Holloway (65)	Owner of H&H Farms, poultry farm, Blue Ridge, Georgia	1993

Clarence W. Mason, Sr. (69)	Owner of Mason Lawn and Garden, Blue Ridge, Georgia	1992

Tim Wallis (53)	Owner of Wallis Printing Co., Rome, Georgia	1999

     There are no family relationships between any director, executive officer, or nominee for director of United or any of its subsidiaries.

Director Emeritus

     In February 2005, the Honorable Zell B. Miller, 73, was elected by the Board of Directors of United to serve as a Director Emeritus. This is an elected role by the Board that provides leadership, counsel and guidance on various issues and policies that could affect the company. Prior to his appointment to the U. S. Senate, Zell Miller served as a member of the Board of Directors of United from 1999 to 2000. Zell Miller has served not only as a U. S. Senator from the State of Georgia, but two terms as Governor and four terms as Lt. Governor.

Board of Directors and Committees

     The United Board of Directors held eight meetings during 2004. All of the directors attended at least seventy-five percent of the meetings of the Board and meetings of the committees of the Board on which they served that were held during 2004.

     The Board has considered and determined that a majority of the members of the Board of Directors are independent as “independent” is defined under applicable federal securities laws and the Nasdaq Marketplace Rules. The independent directors are directors Nelson, Bennett, Blalock, Hill, Holloway and Mason. These independent directors meet in executive sessions every quarter without management or the other directors.

Compensation Committee

     The compensation committee of the Board of Directors is comprised of directors, Head, Nelson, Bennett, Blalock, Hill, Holloway, Mason and Wallis, all of the members of the Board who are not employees of United or any of its subsidiaries. The compensation committee makes compensation decisions for executive officers and key employees and administers the 2000 Key Employee Stock Option Plan (the “2000 Plan”). A majority of the compensation committee members are “independent” under the federal securities laws and the Nasdaq Marketplace Rules. The compensation committee met eight times during 2004.

Audit Committee

     The audit committee of the Board of Directors is comprised of directors Nelson, Bennett and Holloway. The audit committee serves as an independent and objective party to monitor United’s financial reporting process and internal control systems, to review and assess the performance of United’s independent registered public accountants and internal auditing department, and to facilitate open communication among the independent registered public accountants, financial and senior management, the internal auditing department, and the Board of Directors. Certain specific responsibilities of the audit committee include recommending the selection of independent registered public accountants, meeting with the independent registered public accountants to review the scope and results of the audit, reviewing with management and the internal auditor the systems of internal controls and internal audit reports, ensuring that United’s books, records, and external financial reports are in accordance with U.S. generally accepted accounting principles, and reviewing all reports of examination made by regulatory authorities and ascertaining that any and all operational deficiencies are satisfactorily corrected. The Board of Directors has determined that all of the members of the audit committee are “independent” under applicable federal securities laws and the Nasdaq Marketplace Rules and have sufficient knowledge in financial and accounting matters to serve on the audit committee, including the ability to read and understand fundamental financial statements. In addition, the Board of Directors has determined that Mr. Bennett qualifies as an “audit committee financial expert” as defined by the federal securities laws and is “financially sophisticated” as defined by the Nasdaq Marketplace Rules. The audit committee met ten times during 2004. The audit committee charter is available on United’s website, ucbi.com.

Nomination/Corporate Governance Committee

     The nominating/corporate governance committee of the Board of Directors is comprised of directors, Head, Nelson, Bennett, Blalock, Hill, Holloway, Mason and Wallis, all of the members of the Board who are not employees of United or any of its subsidiaries. The nominating/corporate governance committee reviews United’s corporate governance policies and guidelines and monitors compliance. In addition, the nominating/corporate governance committee is responsible for identifying individuals qualified to become Board members and recommending to the Board of Directors nominees for election and candidates for each committee appointed by the Board. A majority of the nominating/corporate governance committee members are “independent” under applicable federal securities laws and the Nasdaq Marketplace Rules. The nominating/corporate governance committee was organized in January 2004 and met one time during 2004. The nominating/corporate governance committee charter is available on United’s website, ucbi.com.

Recommendation

     The Board of Directors unanimously recommends a vote “FOR” each nominee for director.

DIRECTOR NOMINATIONS

General

     The Board of Directors nominates individuals for election to the Board based on the recommendations of the nominating/corporate governance committee. A candidate for the Board of Directors must meet the eligibility requirements set forth in United’s bylaws and in any Board or committee resolutions.

Nominating/Corporate Governance Committee Procedures

     The nominating/corporate governance committee considers qualifications and characteristics that it, from time to time, deems appropriate when it selects individuals to be nominated for election to the Board of Directors. These qualifications and characteristics may include, without limitation, independence, integrity, business experience, education, accounting and financial expertise, age, diversity, reputation, civic and community relationships, and knowledge and experience in matters impacting financial institutions. In addition, prior to nominating an existing director for re-election to the Board of Directors, the nominating/corporate governance committee will consider and review an existing director’s Board and committee attendance, performance and length of Board service.

Shareholder Nominations

     The Board of Directors and nominating/corporate governance committee of the Board will consider all director nominees properly recommended by any United shareholders in accordance with the analysis described above. Any shareholder wishing to recommend a candidate for consideration as a possible director nominee for election at an upcoming meeting of shareholders must provide timely, written notice to the Board of Directors in accordance with the procedures available on United’s website ucbi.com. The following is a summary of these procedures:

•	In order to be considered timely, a nomination for the election of a director must be received by United no less than 120 days before the anniversary of the date United’s proxy statement was mailed to shareholders in connection with the previous year’s annual meeting.

•	A shareholder nomination for director must set forth, as to each nominee such shareholder proposes to nominate:

1.	the name and business or residence address of the nominee;

2.	an Interagency Biographical and Financial Report available from the Federal Deposit Insurance Corporation completed and signed by the nominee;

3.	the class and number of shares of common stock of United which are beneficially owned by the person;

4.	the total number of shares that, to the knowledge of nominating shareholder, would be voted for such person; and

5.	the signed consent of the nominee to serve, if elected.

•	The notice by a nominating shareholder shall also set forth:

1.	the name and residence address of such shareholder; and

2.	the class and number of shares of common stock United which are beneficially owned by such shareholder.

     Notices shall be sent to the Secretary, United Community Banks, Inc., P.O. Box 398, Blairsville, Georgia 30514-0398.

CODE OF ETHICAL CONDUCT

     United has adopted a Code of Ethical Conduct designed to promote ethical conduct by all of United’s directors and principal financial and executive officers. The Code of Ethical Conduct complies with the federal securities law requirement that issuers have a code of ethics applicable to principal financial officers. United has also revised its employee Code of Conduct to comply with the Nasdaq Marketplace Rules. United’s Code of Ethical Conduct is available on its website and was filed as Exhibit 14 to its Annual Report on Form 10-K for the year ended December 31, 2003. Thus far, we have not had any amendment to or waiver of the Code of Ethical Conduct. If we do, we will post any such amendment or waiver on United’s website, ucbi.com.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

     Non-employee Directors of United received an annual retainer of $20,000 and a separate meeting fee of $1,000 for each Board meeting attended during 2004. Certain members of United’s Board of Directors also serve as members of one or more of the boards of directors or advisory boards of directors of United’s bank subsidiaries, for which they are compensated by the bank subsidiaries.

Executive Compensation

     The following table sets forth in summary form the compensation paid during the past three years to the Chief Executive Officer and the four other most highly compensated executive officers (collectively, the “named executive officers”) during 2004.

Executive Compensation Table

						Long-Term Compensation
		Annual Compensation						Securities
						Restricted		Underlying	All Other
Executive Officers		Salary	Bonus	Other		Stock Award		Options	Compensation
Jimmy C. Tallent	2004	$391,000	$400,000	$52,137	(1)	$92,288	(2)	17,000	$52,278	(3)
President and Chief	2003	364,000	300,000	56,431	(1)	—		45,000	22,661	(3)
Executive Officer	2002	350,000	265,000	62,812	(1)	—		60,000	22,556	(3)

Guy W. Freeman	2004	260,250	190,000	(4)		54,142	(5)	10,000	20,142	(6)
Executive Vice President	2003	246,000	165,000	(4)		—		30,000	16,979	(6)
of Banking	2002	236,500	140,000	(4)		—		24,000	16,306	(6)

Rex S. Schuette	2004	253,500	150,000	(4)		49,220	(7)	9,000	27,298	(8)
Executive Vice President	2003	246,000	127,500	(4)		—		27,000	16,979	(8)
and Chief Financial Officer	2002	236,500	115,000	(4)		—		24,000	101,696	(8)

Thomas C. Gilliland	2004	236,000	125,000	(4)		46,759	(9)	8,500	25,173	(10)
Executive Vice President	2003	229,000	112,000	(4)		—		25,500	18,153	(10)
and General Counsel	2002	220,000	100,000	(4)		—		24,000	17,417	(10)

Ray K. Williams(11)	2004	187,500	70,000	(4)		27,071	(12)	5,000	19,354	(13)
Executive Vice President	2003	180,250	60,000	(4)		—		15,000	11,608	(13)
of Risk Management	2002	140,750	25,000	(4)		—		15,000	624	(13)

(1)	Directors’ fees for service on United’s bank subsidiaries’ boards of directors, country club dues and company provided automobile.

(2)	Represents 3,750 shares of restricted stock awarded to Mr. Tallent that vest in equal installments over a four-year period beginning on January 1, 2005. Dividends are paid on the shares during the vesting period. The value of the restricted stock was based on $24.61 per share, the closing market price of United’s common stock on the date of grant.

(3)	Represents contributions by United of $16,400, $16,000, and $16,000 for 2004, 2003 and 2002, respectively, on behalf of Mr. Tallent to United’s Profit Sharing Plan (the “Profit Sharing Plan”) and a contribution of $29,300 for 2004 on behalf of Mr. Tallent to United’s Deferred Compensation Plan.

(4)	Perquisites do not meet the Securities and Exchange Commission threshold for disclosure, which is the lesser of $50,000 or 10% of the total salary and bonus for the executive officer.

(5)	Represents 2,200 shares of restricted stock awarded to Mr. Freeman that vest in equal installments over a four-year period beginning on January 1, 2005. Dividends are paid on the shares during the vesting period. The value of the restricted stock was based on $24.61 per share, the closing market price of United’s common stock on the date of grant.

(6)	Represents contributions by United of $16,400, $16,000, and $16, 000 for 2004, 2003 and 2002, respectively, on behalf of Mr. Freeman to the Profit Sharing Plan and a contribution of $2,763 for 2004 on behalf of Mr. Freeman to United’s Deferred Compensation Plan.

(7)	Represents 2,000 shares of restricted stock awarded to Mr. Schuette that vest in equal installments over a four-year period beginning on January 1, 2005. Dividends are paid on the shares during the vesting period. The value of the restricted stock was based on $24.61 per share, the closing market price of United’s common stock on the date of grant.

(8)	Represents contributions by United of $16,400, $16,000 and $14,159 for 2004, 2003 and 2002, respectively, on behalf of Mr. Schuette to the Profit Sharing Plan, a contribution of $9,919 for 2004 on behalf of Mr. Schuette to United’s Deferred Compensation Plan, and $87,231 paid in 2002 to cover certain relocation costs incurred with Mr. Schuette’s move to Blairsville, including taxes owed on such amounts.

(9)	Represents 1,900 shares of restricted stock awarded to Mr. Gilliland that vest in equal installments over a four-year period beginning on January 1, 2005. Dividends are paid on the shares during the vesting period. The value of the restricted stock was based on $24.61 per share, the closing market price of United’s common stock on the date of grant.

(10)	Represents contributions by United of $16,400, $16,000, and $16,000 for 2004, 2003 and 2002, respectively, on behalf of Mr. Gilliland to the Profit Sharing Plan and a contribution of $7,794 for 2004 on behalf of Mr. Gilliland to United’s Deferred Compensation Plan.

(11)	Mr. Williams was appointed Executive Vice President of Risk Management of United in March 2002.

(12)	Represents 1,100 shares of restricted stock awarded to Mr. Williams that vest in equal installments over a four-year period beginning on January 1, 2005. Dividends are paid on the shares during the vesting period. The value of the restricted stock was based on $24.61 per share, the closing market price of United’s common stock on the date of grant.

(13)	Represents contributions by United of $14,875 and $10,672 for 2004 and 2003, respectively, on behalf of Mr. Williams to the Profit Sharing Plan and a contribution of $3,500 for 2004 on behalf of Mr. Williams to United’s Deferred Compensation Plan.

Option Grants in 2004

     The following table sets forth information with respect to stock options granted to the named executive officers during the year 2004:

				Potential Realizable Value at
	Number of			Assumed Annual Rates of Stock Price
	Securities	% of Total Options		Appreciation for Option Term(2)
	Underlying Options	Granted to	Expiration
Executive Officers	Granted(1)	Employees in 2004	Date	5%	10%
Jimmy C. Tallent	17,000	5.3%	6/7/14	$254,000	$643,000
Guy W. Freeman	10,000	3.1	6/7/14	149,000	379,000
Rex S. Schuette	9,000	2.8	6/7/14	134,000	341,000
Thomas C. Gilliland	8,500	2.6	6/7/14	127,000	322,000
Ray K. Williams	5,000	1.5	6/7/14	75,000	189,000

(1)	Each option is exercisable for one share of common stock. Options were granted on June 7, 2004, and vest in equal installments over a four-year period beginning on June 7, 2005. The exercise price of the options was $23.75 per share, the fair market value on the date of grant.

(2)	The “Potential Realizable Value” is disclosed for illustration only pursuant to SEC regulations that require such disclosure. The values disclosed are not intended to be, and should not be interpreted as, representations or projections of the future value of United’s common stock or of the stock price. Amounts are calculated at a 5% and 10% rate of annual appreciation in the value of the common stock (compounded annually over the option term of 10 years) and are not intended to forecast actual expected future appreciation, if any, of the common stock. The potential value to the optionee is the difference between the exercise price (price at the date of grant) and the appreciated value of the stock at the end of 10 years (at 5% and 10% growth rates) multiplied by the number of options. These amounts have been rounded to the nearest thousand dollars.

     As of December 31, 2004, United had not granted stock appreciation rights or similar awards to any of its present or past executive officers.

Aggregated Option Exercises in 2004 and Year-End Option Values

     The following table sets forth the number and value of options exercised during 2004 by the named executive officers and the number of shares covered by both exercisable and unexercisable options, including the value of these options as of December 31, 2004:

			Number of		Value of
	Shares		Unexercised Options		Unexercised Options
	Acquired On	Value	at December 31, 2004		at December 31, 2004
Executive Officers	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Jimmy C. Tallent	23,750	$534,075	208,000	83,750	$3,208,100	$881,600
Guy W. Freeman	22,110	381,560	53,189	45,701	739,100	457,700
Rex S. Schuette	—	—	63,150	49,351	912,800	536,100
Thomas C. Gilliland	31,500	629,213	67,425	40,826	937,100	417,400
Ray K. Williams	—	—	12,751	22,250	164,900	218,100

(1)	Value of “in the money” options was based on $26.93 per share, the closing market price on December 31, 2004.

Equity Compensation Plan Information at December 31, 2004

     The following table provides information about options outstanding as of December 31, 2004 and options available to be granted in future years:

				Number of Securities
				Remaining Available
				for Issuance Under
			Weighted-Average	Equity Compensation
	Number of		Exercise Price of	Plans (Excluding
Plan Category	Outstanding Options		Outstanding Options	Options Outstanding)
Equity compensation plans approved by stockholders	1,919,170		$15.01	1,511,154	(1)
Equity compensation plans not approved by stockholders	199,496	(2)	7.27	—

	2,118,666		14.28	1,511,154

(1)	This represents the number of current options available to be granted in future years under the 2000 Plan.

(2)	Options granted under plans assumed by United through mergers. Such plans have been frozen as to future grants at the time of the merger.

Agreements with Executive Officers

     Jimmy C. Tallent, Guy W. Freeman, Rex S. Schuette, Thomas C. Gilliland and Ray K. Williams have each entered into a Change in Control Severance Agreement with United. The agreement is to remain in effect until the earlier of the termination of such executive’s employment without entitlement to the benefits under the agreement or the date that that the executive attains age 65 (except that Mr. Freeman’s agreement remains in effect to age 70), unless earlier terminated by mutual written agreement of the executive and United.

     The agreement provides for payment of compensation and benefits to the executive in the event of a Change in Control (as defined in the agreement), if the executive’s employment is involuntarily terminated by United without Cause (as defined in the agreement), or if the executive terminates his employment for Good Reason (as defined in the agreement). The executive is not entitled to compensation or payments pursuant to the agreement if he is terminated by United for Cause, dies, incurs a disability, or voluntarily terminates employment (other than for Good Reason). If a Change in Control occurs during the term of the agreement and the executive’s employment is terminated within six months prior to, or eighteen months following, the date of the Change in Control, and if such termination is an involuntary termination by United without Cause (and does not arise as a result of death or disability) or a termination by the executive for Good Reason, the executive will be entitled to certain compensation and benefits including his base salary, bonus payments (as determined under the agreement) and certain other benefits as determined by the agreement for the entire CIC Severance Period (defined as the lesser of 36 months from the date of his termination or the number of months from the date of his termination until he attains age 65 (70 in the case of Mr. Freeman). The agreement provides that the compensation and benefits provided for under the agreement shall be reduced or modified so as to insure that United does not pay an Excess Severance Payment (as defined in the agreement).

Compensation Committee Interlocks and Insider Participation

     During 2004, the Compensation Committee of the Board of Directors of United reviewed the compensation of Messrs. Tallent, Freeman, Schuette, Gilliland and Williams. Although Mr. Tallent participated in deliberations regarding other executive officers, Mr. Tallent did not participate in any decisions regarding his own compensation as an executive officer.

REPORT ON EXECUTIVE COMPENSATION

General

     Under rules established by the SEC, United is required to provide certain information with respect to compensation provided to United’s President and Chief Executive Officer and other executive officers. The SEC regulations require a report setting forth a description of United’s executive compensation policy in general and the considerations that led to the compensation decisions affecting Messrs. Tallent, Freeman, Schuette, Gilliland and Williams. In fulfillment of this requirement, the Board of Directors and Compensation Committee have prepared the following report for inclusion in this proxy statement.

     The fundamental policy of United’s compensation program is to offer competitive compensation and benefits for all employees, including the President and Chief Executive Officer and the other officers of United, to compete for and retain talented personnel who will lead United in achieving levels of financial performance that enhance shareholder value. United’s executive compensation consists of three core components: salary, annual cash bonus and long-term compensation through the granting of stock options and restricted stock awards. United also provides matching 401(k) contributions and other customary perquisites to its executive officers.

Salary

     The Compensation Committee sets base salaries for United’s executive officers annually. With respect to all executive officers other than the Chief Executive Officer, the Compensation Committee considers Mr. Tallent’s recommendations and assessment of each officer’s performance, his or her tenure and experience in his or her respective positions, and internal comparability considerations. The Compensation Committee also has available and considers information provided by its independent consultants about the compensation and benefits paid by similar bank holding companies for comparable executive positions. The Compensation Committee attempts to achieve an appropriate balance between base salary, cash bonuses, and long-term equity incentives for all of its executive officers. The Compensation Committee did not assign relative weights to the factors considered in setting these salaries, cash bonuses and long-term equity incentives.

Annual Incentive Compensation

     Annual incentive compensation for 2004, paid in the form of a cash bonus during the first quarter of 2005, was based on United’s 2004 financial results, including targets with respect to net operating income, operating earnings per share and return on tangible equity. Cash bonuses were granted by the Compensation Committee to Mr. Tallent and the executive officers, and the Compensation Committee set a range of bonuses (based on a percentage of salary) for all officers and employees other than Mr. Tallent and the executive officers, within which range Mr. Tallent and the executive officers determined bonuses based on individual performance. Bonuses for executive officers were 35% to 100% of base salaries.

Retirement Benefits

     Modified Retirement Plan. United maintains a modified retirement plan (the “Modified Retirement Plan”) for certain of its executive officers and key officers of its subsidiaries. The Modified Retirement Plan replaces the Revenue Neutral Retirement Plan that provided similar benefits as well as split dollar insurance for the participant’s spouse. The Modified Retirement Plan provides specified benefits to such officers who contribute materially to the continued growth, development and future business success of United and its subsidiaries.

     Generally, when a participant retires, United will pay to the participant accrued benefits in equal installments (1) for the lifetime of the participant and, if the participant is married upon death, a lesser lifetime amount to the participant’s spouse, or (2) if elected by the participant, a fixed payment for 15 years. The benefits are taxable to the participant.

     The Modified Retirement Plan contains provisions that provide for certain accelerated payments upon a change in control of United. Additionally, the Modified Retirement Plan provides that benefits will be forfeited if a participant is terminated for cause, competes with United during the three years after his or her termination of employment, solicits customers or employees of United during the three years after his or her termination of employment, discloses United’s confidential information during the three years after his or her termination of employment, or knowingly or intentionally damages United’s goodwill or esteem.

     Deferred Compensation Plan. In addition, United maintains a deferred compensation plan (the “Deferred Compensation Plan”) for its executive officers and certain key officers of its subsidiaries and members of United’s Board of Directors. The Deferred Compensation Plan provides for the deferral of compensation, fees and other specified benefits to selected individuals who contribute materially to the continued growth, development and future business success of United and its affiliates.

     The Deferred Compensation Plan permits each employee participant to elect to defer a portion of his or her base salary or bonus and permits each director participant to elect to defer all or a portion of his or her director’s fees. Further, the Deferred Compensation Plan allows for additional matching contributions by United for amounts that would be paid if they do not exceed the allowable amounts under the tax-qualified 401(k) plan. In addition, the Board of Directors may make discretionary contribution to the accounts of any or all participants.

     Generally, when a participant retires or becomes disabled, United will pay to the participant accrued benefits in a lump sum or in equal installments for 5, 10, or 15 years. In addition, a participant can elect at the time they choose to make deferrals, to have a portion of his or her vested account paid out at a specified time in a lump sum or in annual installments for 2, 3, 4, or 5 years. The benefit payments are taxable to the participant.

Stock Options and Restricted Stock Awards

     During 2004, options to acquire 323,104 shares of common stock were awarded under the 2000 Plan, including options to acquire 49,500 shares of common stock awarded to the named executive officers by the Compensation Committee. Restricted stock awards of 17,300 shares of common stock were awarded under the 2000 Plan during 2004, including 10,950 restricted shares of common stock awarded to the named executive officers by the Compensation Committee.

Chief Executive Officer Compensation

     The Compensation Committee met in executive session to set Mr. Tallent’s base salary and long-term equity incentives for 2004, and met in a subsequent executive session in December, 2004 to award his 2004 cash bonus payable in early 2005. The Compensation Committee considers objective measurements of business performance, the accomplishment of strategic and financial objectives, the development of management talent within the company, and other matters relevant to the short-term and the long-term success of the company and the enhancement of shareholder value in the broadest sense. The Compensation Committee has available, and considers, information provided by its independent compensation consultants about the various components of compensation and benefits paid by comparable bank holding companies to their Chief Executive Officers. The Compensation Committee's chairman communicates the results of the Compensation Committee’s evaluation of all these factors to Mr. Tallent.

     Based upon this evaluation, the Compensation Committee, subject to ratification by the independent members of the board, establishes Mr. Tallent’s compensation, including base salary, performance bonuses, and awards under annual and long-term incentive plans.

     This report is respectfully submitted by the Compensation Committee of the Board of Directors.

A. William Bennett, Chairman
Robert H. Blalock
Robert L. Head, Jr.
Charles E. Hill
Hoyt O. Holloway
Clarence W. Mason, Sr.
W.C. Nelson, Jr.
Tim Wallis

SHAREHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on United’s common stock against the cumulative total return on the Nasdaq Stock Market (U.S. Companies) Index and the Nasdaq Bank Stocks Index for the five-year period commencing December 31, 1999 and ending on December 31, 2004. United’s common stock was not traded on an exchange until March 18, 2002 when it became listed on the Nasdaq Stock Market. The total shareholder return is based on stock trades known to United during the periods prior to March 18, 2002.

FIVE YEAR CUMULATIVE TOTAL RETURNS*
COMPARISON OF UNITED COMMUNITY BANKS, INC.,
NASDAQ STOCK MARKET (U.S.) INDEX
AND NASDAQ BANK INDEX
As of December 31

*Assumes $100 Invested on December 31, 1999 in the United’s common stock and above noted indexes. Total return includes reinvestment of dividends and values of stock and indexes as of December 31 of each year.

	Cumulative Total Return
	1999	2000	2001	2002	2003	2004
United Community Banks, Inc.	100	91	95	119	163	202
Nasdaq Stock Market (U.S.) Index	100	60	48	33	49	54
Nasdaq Bank Index	100	114	124	127	163	186

PRINCIPAL AND MANAGEMENT SHAREHOLDERS

     The following table sets forth information regarding beneficial ownership of United’s common stock as of March 1, 2005. The percentage of beneficial ownership is based on 40,087,599 shares of United’s common stock outstanding as of such date, including 372,000 shares deemed outstanding pursuant to United’s prime plus 1/4% Convertible Subordinated Payable-in-Kind Debentures due December 31, 2006 (“2006 Debentures”), and options exercisable within 60 days to acquire 1,523,685 shares, all outstanding as of March 1, 2005. The table sets forth such information with respect to:

•	each shareholder who is known by us to beneficially own 5% or more of the common stock;

•	each director;

•	each named executive officer; and

•	all executive officers and directors as a group.

     Unless otherwise indicated, except under any applicable community property law or as otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of common stock beneficially owned by such shareholder.

     The number of shares beneficially owned by each shareholder is determined under rules issued by the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership with 60 days of March 1, 2005, through the exercise of any stock option or other right.

	Number of Shares		Percentage
Beneficial Owner	Beneficially Owned		Beneficially Owned
Jimmy C. Tallent	702,966	(1)	1.75%
Robert L. Head, Jr.	2,005,064	(2)	5.00
W.C. Nelson, Jr.	1,938,822	(3)	4.84
A. William Bennett	6,250		*
Robert H. Blalock	126,017	(4)	*
Guy W. Freeman	189,895	(5)	*
Thomas C. Gilliland	629,672	(6)	1.57
Charles E. Hill	601,796	(7)	1.50
Hoyt O. Holloway	150,672	(8)	*
Clarence W. Mason, Sr.	204,762	(9)	*
Tim Wallis	161,502		*
Rex S. Schuette	137,331	(10)	*
Ray K. Williams	29,548	(11)	*
All directors and executive officers as a group (16 persons)	6,957,346	(12)	17.36%

*	Represents less than 1% of the outstanding shares of common stock.

(1)	Includes 33,000 shares beneficially owned pursuant to the 2006 Debentures, 240,250 shares beneficially owned pursuant to stock options exercisable within 60 days of March 1, 2005, 2,813 shares of beneficially owned restricted stock, and 375 shares owned by Mr. Tallent’s wife.

(2)	Includes 30,000 shares beneficially owned pursuant to the 2006 Debentures, 289,665 shares beneficially owned by a trust over which Mr. Head has voting power, and 59,997 shares owned by Mr. Head’s wife. Mr. Head’s mailing address is P.O. Box 147, Blairsville, Georgia 30514.

(3)	Includes 30,000 shares beneficially owned pursuant to the 2006 Debentures, 17,742 shares owned by Mr. Nelson’s minor grandchildren for which he is custodian, 1,350 shares owned by Conag Rentals, Inc., a company owned by Mr. Nelson, and 50,178 shares owned by Mr. Nelson’s wife.

(4)	Includes 120 shares owned by Mr. Blalock’s child for which he is custodian, 92,979 shares owned by Blalock Insurance Agency, Inc., a company owned by Mr. Blalock, and 6,402 shares owned by Mr. Blalock’s wife.

(5)	Includes 18,000 shares beneficially owned pursuant to the 2006 Debentures, 67,199 shares beneficially owned pursuant to stock options exercisable within 60 days of March 1, 2005, 1,650 shares of beneficially owned restricted stock, and 2,070 shares owned by Mr. Freeman’s wife.

(6)	Includes 30,000 shares beneficially owned pursuant to the 2006 Debentures, 20,450 shares beneficially owned by Mr. Gilliland as custodian for his children, 82,200 shares beneficially owned pursuant to stock options exercisable within 60 days of March 1, 2005, 1,425 shares of beneficially owned restricted stock, and 414,056 shares owned by Mr. Gilliland’s wife.

(7)	Includes 30,000 shares beneficially owned pursuant to the 2006 Debentures, and 237,204 shares owned or controlled by Mr. Hill’s wife.

(8)	Includes 30,000 shares beneficially owned pursuant to the 2006 Debentures, 85,356 shares owned by Holloway Motors, Inc., a company wholly owned by Mr. Holloway, and 1,455 shares owned by Mr. Holloway’s wife.

(9)	Includes 30,000 shares beneficially owned pursuant to the 2006 Debentures, 62,727 shares owned by Mason Family Partnership, L.P. for which Mr. Mason has voting power, and 50,874 shares owned by Mr. Mason’s wife.

(10)	Includes 85,200 shares beneficially owned pursuant to stock options exercisable within 60 days of March 1, 2005, and 1,500 shares of beneficially owned restricted stock.

(11)	Includes 19,500 shares beneficially owned pursuant to stock options exercisable within 60 days of March 1, 2005, and 825 shares of beneficially owned restricted stock.

(12)	Includes 231,000 shares beneficially owned pursuant to the 2006 Debentures, 544,270 shares beneficially owned pursuant to stock options exercisable within 60 days of March 1, 2005, and 9,038 shares of beneficially owned restricted stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires United’ directors and executive officers, and persons who own more than 10% of United’s Common Stock, to file with the Securities and Exchange Commission certain reports of beneficial ownership of the Common Stock. Based solely on copies of such reports furnished to United and written representations that no other reports were required, United believes that all applicable Section 16(a) reports were filed by its directors, officers and 10% shareholders during the fiscal year ended December 31, 2004.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Robert L. Head, Jr., Chairman of the Board of Directors of United, is the owner of a construction company that United and certain of its bank subsidiaries engaged during 2004 to perform various construction projects totaling $1,358,000.

     Mr. Tim Wallis, a member of the Board of Directors of United, is the owner of Wallis Printing, a printing company that United and certain of its bank subsidiaries engaged during 2004 to perform various printing services totaling $169,000.

     The Banks have had, and expect to have in the future, banking transactions in the ordinary course of business with directors and officers of United and their associates, including corporations in which such officers or directors are shareholders, directors or officers, on the same terms

(including interest rates and collateral) as those prevailing at the time for comparable transactions with unaffiliated third parties. Such transactions have not involved more than the normal risk of collectability or presented other unfavorable features.

AUDIT COMMITTEE REPORT

     The Audit Committee operates pursuant to an Audit Committee Charter that was adopted by the Board following its annual review and assessment of its charter on July 17, 2003. United’s management is responsible for its internal accounting controls and the financial reporting process. United’s independent registered public accountants, Porter Keadle Moore, LLP, are responsible for performing an audit of United’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States) and for expressing an opinion as to their conformity with U.S. generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and oversee these processes. The Board of Directors, in its business judgment, has determined that all three members of the Audit Committee are “independent,” as defined by the federal securities laws and the Nasdaq Marketplace Rules.

     In keeping with that responsibility, the Audit Committee has reviewed and discussed United’s audited consolidated financial statements with management and the independent registered public accountants. In addition, the Audit Committee has discussed with United’s independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committee,” as currently in effect. In addition, the Audit Committee has received the written disclosures from the independent registered public accountants required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the independent registered public accountants their independence. The Audit Committee has also considered whether the provision of non-audit services by the independent registered public accountants is compatible with maintaining their independence.

     The Audit Committee also discussed with management, United’s internal auditors and the independent registered public accountants the quality and adequacy of United’s internal controls over financial reporting and the internal audit function’s organization, responsibilities, budget and staffing. It reviewed management’s assessment of such internal control and the independent registered public accountants’ attestation thereof. The Audit Committee reviewed both with the independent registered public accountants and internal auditors their audit plans, audit scope and identification of audit risks.

     Other than Mr. Bennett, the members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of United’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board, that the financial statements are presented in accordance with U.S. generally accepted accounting principles or that United’s auditors are in fact “independent.”

     Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of United be included in the Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

     This report is respectfully submitted by the Audit Committee of the Board of Directors.

W. C. Nelson, Jr., Chairman
A. William Bennett
Hoyt O. Holloway

SHAREHOLDER COMMUNICATION

     The Board of Directors maintains a process for shareholders to communicate with the Board. Shareholders wishing to communicate with the Board of Directors should send any communication in writing to the Secretary, United Community Banks, Inc. P.O. Box 398, Blairsville, Georgia 30514-0398. Any such communication must state the number of shares beneficially owned by the shareholder making the communication. The communication will be forwarded to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is illegal or otherwise inappropriate, in which case the communication will be disregarded, and United will take any appropriate legal action regarding the communication.

OTHER MATTERS

Independent Registered Public Accountants

     Porter Keadle Moore, LLP was the principal independent registered public accountant for United during the year ended December 31, 2004. Representatives of Porter Keadle Moore, LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions. United anticipates that Porter Keadle Moore, LLP will be United’s accountants for the 2005 fiscal year.

     During 2004 and 2003, United was billed the following amounts for services rendered by Porter Keadle Moore, LLP:

     Audit Fees. In connection with the audit of United’s annual consolidated financial statements, including the audit of management’s assessment of internal controls over financial reporting, and review of its Form 10-K and the review of United’s interim consolidated financial statements included within Forms 10-Q, United was billed approximately $525,000 in 2004 and $400,000 in 2003 by Porter Keadle Moore, LLP. This figure includes fees for certain services that were billed to United in 2005 in connection with the 2004 annual audit, including out-of-pocket travel costs.

     Audit-Related fees. United was billed approximately $19,000 in 2004 and $15,000 in 2003 by Porter Keadle Moore for the audit of the Profit Sharing Plan.

     Tax Fees. United was billed approximately $100,000 in 2004 and $98,000 in 2003 by Porter Keadle Moore for tax advice and preparation of tax returns.

     All Other Fees. United was billed approximately $10,000 in 2004 and $76,000 in 2003 by Porter Keadle Moore for services that were not related to the audit of United’s financial statements. These services included compliance and consulting services.

     The audit committee pre-approves all audit and non-audit services performed by United’s independent registered public accountants. The audit committee specifically approves the annual audit services engagement and has generally approved the provision of certain audit-related services and tax services by Porter Keadle Moore. Certain non-audit services that are permitted under the federal securities laws may be approved from time to time by the audit committee.

Expenses of Solicitation

     The cost of solicitation of proxies will be borne by United. United may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of shares of common stock.

Shareholder Proposals & Recommendations for Director Nominees

     No proposals or recommendations for director nominations by non-management have been presented for consideration at the annual meeting. United expects that its 2006 annual meeting will be held in April 2006. Any proposals or director recommendations by non-management shareholders intended for presentation at the 2006 annual meeting must be received by United at its principal executive offices, attention of the Secretary, no later than November 25, 2005 to be considered for inclusion in the proxy statement for that meeting. United must be notified of any other shareholder proposal intended to be presented for action at the meeting not later than February 25, 2006 or else proxies may be voted on such proposal at the discretion of the person or persons holding these proxies.

General

     The Board of Directors does not know of any other matters to be presented at the annual meeting. If any additional matters are properly presented, the persons named in the proxy will have discretion to vote in accordance with their own judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS

Jimmy C. Tallent
President and Chief Executive Officer

COMMON STOCK OF UNITED COMMUNITY BANKS, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE 2005 ANNUAL MEETING OF SHAREHOLDERS.
     I hereby appoint Jimmy C. Tallent or Robert L. Head, Jr. my proxy to vote my common stock at the Annual Meeting of Shareholders of UNITED COMMUNITY BANKS, INC. to be held on April 27, 2005, and any adjournment thereof.
1.    Election of Nominees:
Jimmy C. Tallent, Robert L. Head, Jr., W. C. Nelson, Jr., A. William Bennett, Robert H. Blalock, Guy W. Freeman,
Thomas C. Gilliland, Charles E. Hill, Hoyt O. Holloway, Clarence W. Mason, Sr., Tim Wallis

MARK “X” IN ONLY ONE BOX
☐	FOR all of the Nominees listed above	☐	FOR all of the Nominees, except for the individual name(s) written below:	☐	WITHHOLD AUTHORITY to vote for all of the Nominees

2.	Authority to vote, in the proxies’ discretion, upon such other business as may properly come before the meeting or any postponement or adjournment thereof

The Board of Directors favor a vote “FOR” the election as directors of the nominees named in this proxy and, unless instructions to the contrary are indicated in the space provided, this proxy will so be voted.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders dated March 24, 2005 and the Proxy Statement furnished therewith.

Dated:	, 2005

Signature

Signature
(Signature(s) should agree with the name(s) hereon. Executors, administrators, trustees, guardians, and attorneys should so indicate when signing. For joint accounts, each owner should sign. Corporations should sign their full corporate name by a duly authorized officer.)
This proxy is revocable at or at any time prior to the meeting.
Please sign and return this proxy in the accompanying prepaid envelope.
☐    Please check if you will attend the Annual Meeting.